                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             INTERWORLD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ---------------------------------    -----------------------------------

     (4)  Date Filed:

        ---------------------------------    -----------------------------------

                             InterWorld Corporation
                                395 HUDSON STREET
                                    6TH FLOOR
                            NEW YORK, NEW YORK 10014


                                                                  April 27, 2000
Dear Shareholders:


         It is my pleasure to invite you to the Annual Meeting of Shareholders of InterWorld Corporation to be held on May 22, 2000, at 10:00 a.m. New York City time, at our corporate offices located at 395 Hudson Street, 10th Floor, New York, New York.

         Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. You are urged to complete, sign, date and return your proxy promptly in the enclosed envelope. Your return of a proxy in advance will not affect your right to vote in person at the Annual Meeting.

         I hope that you will attend the Annual Meeting. Thank you for your continued support of InterWorld.




                                                        Very truly yours,

                                                        Michael J. Donahue,
                                                        Chairman of the Board

                                ----------------

                             InterWorld Corporation
                                395 Hudson Street
                                    6th Floor
                            New York, New York 10014
                                ----------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 22, 2000

To Our Shareholders:

         The Annual Meeting of Shareholders of InterWorld Corporation (the "Company") will be held on May 22, 2000, at 10:00 a.m. New York City time, at our corporate offices located at 395 Hudson Street, 10th Floor, New York, New York for the following purposes, and to transact such other business as may properly come before the meeting or any adjustment or postponement thereof:

         1. To elect eight directors to the Board of Directors; and

         2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for 2000.

         Shareholders of record on April 18, 2000 are entitled to receive notice of and to vote at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. Please carefully read the attached Proxy Statement for information regarding the matters to be considered and acted upon at the Annual Meeting. If you plan to attend the Annual Meeting, please complete the appropriate box on the proxy card.

         Whether or not you expect to be present at the Annual Meeting in person, you are urged to complete, date, sign and return the enclosed proxy card in the enclosed return postage-paid envelope.

         No postage need be affixed to the return envelope if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote in person by ballot.

                                          By Order of the Board of Directors,

                                          Amy Aguilar-Brown
                                          Vice President, Legal Affairs
                                          and Secretary
New York, New York
April 27, 2000

                             InterWorld Corporation
                                395 Hudson Street
                                    6th Floor
                            New York, New York 10014

                                ----------------

                                 PROXY STATEMENT
                                ----------------

         This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being furnished in connection with the solicitation by the board of directors ("Board") of InterWorld Corporation (the "Company") of proxies to be voted at the 2000 Annual Meeting of shareholders. The Annual Meeting will be held on May 22, 2000, at 10:00 a.m. New York City time, at our corporate offices located at 395 Hudson Street, 10th Floor, New York, New York, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card are first being furnished on or about April 27, 2000, to all holders of record of our Common Stock, par value $.01 per share (the "Common Stock"), on April 18, 2000 (the "Record Date").

                      OUTSTANDING STOCK, VOTING, AND QUORUM

         As of the Record Date, there were 28,208,870 shares of Common Stock issued and outstanding, and we did not have any other voting securities outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock shall constitute a quorum for the Annual Meeting.

         Eligible shareholders of record may vote at the Annual Meeting in person or by means of the enclosed proxy card. You may specify your voting choices by marking the appropriate boxes on the proxy card. The proxy solicited hereby, if properly signed and returned to us and not revoked prior to or at the Annual Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your proxy card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board. No cumulative voting rights are authorized, and appraisal rights for dissenting shareholders are not applicable to the matters being proposed.

         Election of the eight director nominees at the Annual Meeting requires the affirmative vote of a plurality of the total number of votes cast by holders of Common Stock, present in person or by proxy and entitled to vote thereon, assuming that a quorum is achieved. Ratification of Company's choice of auditors requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter, assuming that a quorum is achieved. Abstentions and broker non-votes, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will have no effect on the outcome of the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Under the rules of the Nasdaq National Market, brokers holding stock for the accounts of their clients who have not been given specific voting instructions by their clients may vote their clients' proxies in their own discretion for the proposals set forth in this Proxy Statement. Therefore, the Company does not expect there to be any broker non-votes at the Annual Meeting. Should a matter arise for which brokers do not have discretion and have not been given specific voting instructions, such broker non-votes will not, under applicable Delaware law, be considered as shares entitled to vote on such matter and will not have any effect on the outcome of such matter.

         The Board encourages you to complete and return the proxy card even if you expect to attend the Annual Meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice of revocation to our Secretary, by submission of a proxy bearing a later date, or by attending the Annual Meeting in person and casting a ballot. A beneficial owner of shares held by a broker or bank will need to vote or modify such owner's vote through instructions given to the broker or bank.

         You Must Return a Signed Proxy Card If You Want the Proxy Holders to Vote Your Shares of Common Stock.

                      SOLICITATION OF PROXIES AND EXPENSES

         We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from shareholders by telephone, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. We will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for other for their reasonable expenses in sending proxy materials to the beneficial owners of such shares.

         We have retained ChaseMellon Shareholder Services, L.L.C. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from our shareholders. The fee for such firm's services is expected to be approximately $5,500 plus reimbursement for reasonable out-of-pocket costs and expenses in connection therewith.

                    ADDITIONAL BUSINESS CONDUCTED AT MEETING

         The Board does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                                    PROPOSALS

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

         Management of the Company and the Board recommend the election of the nominees listed below for the office of director to hold office until the next annual meeting and until their successors are elected and qualified or until their earlier resignation or removal. Although management does not anticipate that any persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board's nominees are incumbent directors of the Company.

         Background information about the Board's nominees for election is set forth below:

         Michael J. Donahue. Mr. Donahue, age 37, co-founded InterWorld in March 1995 and serves as our Chairman. He served as Co-Chairman and Chief Technology Officer of InterWorld from April 1997 until June 1998. He also served as President of InterWorld from March 1995 until April 1997. Prior to founding InterWorld, from 1992 to 1995, Mr. Donahue was the sole proprietor of Donahue & Associates, Inc., an information technology consulting firm specializing in strategic planning and systems reengineering.

         Alan J. Andreini. Mr. Andreini, age 53, joined InterWorld in April 1997 and serves as our Vice Chairman. He served as President and Chief Executive Officer from June 1998 to January 2000. He served as President and Chief Operating Officer of InterWorld from April 1997 to June 1998. Prior to joining InterWorld, Mr. Andreini was Executive Vice President and a member of the Office of the President of Comdisco. Mr. Andreini joined Comdisco in 1978, and was named Senior Vice President in 1986 and Executive Vice President in 1994.

         Jeremy M. Davis. Mr. Davis, age 45, joined InterWorld in January 2000 and serves as our President and Chief Executive Officer and as a director. Prior to joining InterWorld, Mr. Davis was President and Chief Executive Officer of InConcert, Inc. from January 1997 to December 1999. From November 1995 to December 1996, he served as President and Chief Executive Officer of Business Matters, Inc. From November 1993 to October 1995, Mr. Davis was President of Sales Technologies, Inc., a Dun & Bradstreet, Inc. company.

         Kenneth G. Langone. Mr. Langone, age 64, has been a director of InterWorld since 1996. Mr. Langone has been Chairman and President of Invemed Associates LLC, which he founded, since 1974. He is a director of The Home Depot, Inc., General Electric Company, Unifi, Inc., DBT Online, Inc. and Tricon Global Restaurants, Inc.

         Joseph C. Robinson. Mr. Robinson, age 36, has been a director of InterWorld since 1995. Mr. Robinson co-founded InterWorld in March 1995 and served as its Executive Vice President until May 1998. Since October 1998, Mr. Robinson has served as the Chairman of UGO Networks. Prior to joining InterWorld, from 1989 to 1995, Mr. Robinson was employed by Douglas, Elliman, Gibbons and Ives, a real estate brokerage firm.

         Yves Sisteron. Mr. Sisteron, age 44, has been a director of InterWorld since 1996. Mr. Sisteron has been a Principal of Global Retail Partners, L.P., an investment fund, since January 1996 and Manager of U.S. Investments at Carrefour S.A. since 1993. Mr. Sisteron serves as a director of P.F. Chang's China Bistro, Inc. and Zany Brainy, Inc.

         Jack Slevin. Mr. Slevin, age 63, has been a director of InterWorld since 1997. From June 1995 until his retirement in January 1999, Mr. Slevin was the Chairman and Chief Executive Officer of Comdisco. From October 1994 to June 1995, Mr. Slevin was Chief Operating Officer at Comdisco and from January 1993 to October 1994, he was Executive Vice President of North American Sales at Comdisco. He became a member of the Office of the President when it was created in 1992 and was a member of Comdisco's board of directors from 1979 until January 1999. Mr. Slevin is also currently a director of U.S. West, Inc. and Telehub Network Services Corporation.

         Russell West. Mr. West, age 56, has been a director of InterWorld since 1996. Mr. West has been President of OneNetPlus.com, a provider of Internet technology solutions, since May 1999. He was an Executive Vice President and Chief Technology Officer for Comdisco, where he was employed from 1977 to May 1999.

         VOTE REQUIRED. Election of the eight of the director nominees at the Annual Meeting requires the affirmative vote of a plurality of the total number of votes cast by holders of Common Stock, present in person or by proxy and entitled to vote thereon, assuming that a quorum is achieved. Abstentions and broker non-votes, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will have no effect on the outcome of the election of directors.

Your board of directors recommends a vote for the election of each of its nominees for director named above.

                    INFORMATION CONCERNING EXECUTIVE OFFICERS

         Certain background information about the Company's executive officers who are not nominees for election as director has been disclosed in Part I of the Company's 1999 annual report on form 10-K (the "1999 10-K") filed with the Securities and Exchange Commission on February 20, 2000. A copy of the Company's 1999 annual report (which includes such information) is being distributed to all shareholders together with this proxy statement. Since the filing of the 1999 10-K, the Company has hired an additional executive officer whose background information is set forth below.

         Russell Fleischer. Mr. Fleischer, age 32, joined InterWorld in February 2000 and serves as our Senior Vice President, Finance. From March 1997 to December 1999, Mr. Fleischer served as Chief Financial Officer of InConcert, Inc. From October 1996 to March 1997, he served as Director of Finance and Investor Relations of CheckFree Corp. From April 1993 to October 1996, he served as Director of Finance of Dun & Bradstreet Software. Mr. Fleischer will become our Chief Financial Officer on June 1, 2000.

                       OPERATION OF THE BOARD OF DIRECTORS

         The Board met 6 times during the prior fiscal year. During this period, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. No directors resigned or declined to be re-elected.

         The Board has established an audit committee and a compensation committee. The Board does not have a nominating committee. The selection of nominees to the Board is made by the entire Board.

         The audit committee is comprised of Messrs. Sisteron, Slevin and West. Mr. West was elected to the audit committee in April 2000. The audit committee is responsible for reviewing with management our financial controls and accounting and reporting activities. The audit committee reviews the qualifications of our independent auditors, makes recommendations to the Board regarding the selection of independent auditors, reviews the scope, fees and results of any audit and reviews non-audit services and related fees.

         The compensation committee is comprised of Messrs. Sisteron and Slevin. The compensation committee is responsible for the administration of all salary and incentive compensation plans for our officers and key employees, including bonuses. The compensation committee also administers our stock option and employee stock purchase plans.

         During 1999, the audit committee met one time and the compensation committee met seven times.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of the Record Date by each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock; each of the Named Executive Officers (as defined below); each of our directors; and all executive officers and directors as a group.


                                            SHARES          PERCENTAGE OF COMMON
                                         BENEFICIALLY              STOCK
NAME OF BENEFICIAL OWNER(1)                 OWNED              OUTSTANDING (2)
---------------------------              ------------       --------------------
Robert L. Zangrillo(3) ...                 4,163,800                 14.8%
Soros, George(4) .........                 2,690,595                  9.5
Michael J. Donahue(5) ....                 4,812,767                 17.1
Alan J. Andreini(6) ......                 1,009,182                  3.5
Jeremy Davis .............                     8,800                    *
Daniel Turano ............                   164,662                    *
Stephen Law(7) ...........                   106,416                    *
Amy Aguilar-Brown(8) .....                    32,025                    *
Kenneth G. Langone(9) ....                   773,155                  2.7
Joseph C. Robinson(10) ...                 1,402,952                  5.0
Yves Sisteron(11) ........                   543,860                  1.9
Jack Slevin(12) ..........                    57,333                    *
Russell West(13) .........                    34,000                    *
All executive officers and
  directors as a group (11
  persons)(14) ...........                 8,945,152                 31.7


* Less than one percent.

(1) Except as otherwise indicated, the address of each person set forth in the table below is c/o InterWorld Corporation, 395 Hudson Street, 6th Floor, New York, New York 10014.

(2) The ownership percentages set forth in the table are based on 28,208,870 shares of common stock outstanding as of the Record Date, together with applicable options and/or warrants for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities where applicable. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of the Record Date are deemed to be beneficially owned by the person holding these options for the purpose of computing the percentage of ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 4,000,000 shares of common stock owned by Strategic Global Partners, LLC; 10,000 shares of common stock owned by Paige Zangrillo; 10,000 shares of common stock held in trust for his child; and 143,800 shares of common stock owned by Wight Investment Partners. Mr. Zangrillo is included in the table by virtue of ownership in excess of 5% of the Common Stock.

(4) Includes 352,330 shares of common stock held in trust for members of his family and 2,231,000 shares of common stock held by the Open Society Institute. Mr. Soros is included in the table by virtue of his ownership in excess of 5% of the Common Stock.

(5)  Includes 20,000 shares owned by Ginny Bond, Mr. Donahue's spouse.

(6) Includes 642,849 shares of common stock issuable upon the exercise of stock options.

(7) Includes 7,916 shares of common stock issuable upon the exercise of stock options.

(8) Includes 31,958 shares of common stock issuable upon the exercise of stock options.

(9) Includes 285,500 shares of common stock owned by Invemed Fund, L.P.; 28,000 shares of common stock issuable upon the exercise of stock options; and 103,129 shares of common stock issuable upon the exercise of warrants.

(10) Includes 3,000 shares of common stock held in trust for children of William Robinson and 30,000 shares of common stock held in trust for Mr. Robinson's child.

(11) Includes 502,360 shares of common stock owned by Global Retail Partners and its affiliates and 34,000 shares of common stock issuable upon the exercise of stock options.

(12) Includes 24,000 shares of common stock issuable upon the exercise of stock options.

(13) Includes 34,000 shares of common stock issuable upon the exercise of stock options.

(14) Includes 974,888 shares of common stock issuable upon the exercise of stock options and 103,129 shares of common stock issuable upon the exercise of warrants.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of copies of such reports of ownership furnished to the Company, the Company believes that during the past fiscal year all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Davis and Mr. Fleischer did not timely file Form 4s reporting the purchase of shares of Common Stock. These reports have subsequently been filed.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         INVESTMENT BANKING FEES. In January 1999, in connection with a round of private equity financing of $16,500,000, Invemed Associates LLC received approximately $405,000 as compensation for investment banking services provided to us. In August 1999, in connection with our initial public offering, Invemed received $3,622,500 in underwriting discounts and commissions.

         LOANS. In May 1996, we made loans representing advances against salaries and wages to Messrs. Donahue and Robinson in the principal amounts of $72,118.66 and $22,296.23 respectively, bearing interest at a rate of 6% per annum. In 1999, we began to forgive the principal and interest on the loans to Messrs. Donahue and Robinson in equal annual installments. If either Mr. Donahue or Mr. Robinson voluntarily terminates his employment or service as a director prior to May 2001, his loan, including interest, will become due and payable in May 2001.

         AGREEMENTS WITH COMDISCO AND UGO NETWORKS. During 1997, we completed a sale-leaseback transaction with Comdisco, selling computer equipment, office equipment and furniture and fixtures having a fair market value of approximately $878,000, net of accumulated depreciation, for approximately $819,000, realizing a loss of approximately $59,000. The lease has been accounted for as a capital lease. During 1997, we acquired computer equipment, office equipment and furniture and fixtures pursuant to capital lease agreements with Comdisco. The leases had an aggregate initial principal amount of approximately $3,181,000. In connection with the leases, in March 1996 and February 1997, we issued warrants to purchase 37,500 and 39,200 shares of common stock at exercise prices of $2.00 and $6.25 per share, respectively, to Comdisco. We are currently negotiating with Comdisco to buy out the capital lease agreements.

         Effective as of May 1998, we entered into a secured loan agreement with Comdisco under which we were able to borrow up to $11.0 million subsequently amended in 1998. The loan accrued interest, which was payable monthly, at a rate of 10% per annum and was secured by our accounts receivable. We were able to borrow amounts under the line for a period of twelve months subsequent to our initial borrowing under the loan agreement (which occurred in October 1998) or until completion of our initial public offering. Accordingly, no further amounts may be borrowed under this loan agreement. The aggregate borrowings under this facility were $6.0 million. Subsequent to the Company's initial public offering, all outstanding borrowings were repaid. In connection with the loan agreement, Comdisco was issued a warrant to purchase up to 103,532 shares of common stock at an exercise price of $9.775 per share.

         On July 1, 1999, UGO Networks entered into a sublease agreement with us which expires on December 15, 2015. Joseph C. Robinson, one of our directors, serves as Chairman of UGO Networks. Under our lease we are not required to pay rent to our landlord until April 2000. We have passed this benefit on to UGO Networks. Under the sublease UGO Networks will pay us annual rent of approximately $1.8 million, which the Company believes to be the commercial rate.

                             EXECUTIVE COMPENSATION

         This section of the Proxy Statement sets forth certain information pertaining to compensation of the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers"), as well as information pertaining to the compensation of members of the Board.

         The following table sets forth, in accordance with the rules of the Securities and Exchange Commission, information concerning the compensation paid to the Named Executive Officers during 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARD
                                                            ANNUAL COMPENSATION           -------------
                                                   --------------------------------------   SECURITIES
                                                                                 OTHER      UNDERLYING         ALL
                                                                                ANNUAL       OPTIONS/         OTHER
                   NAME AND POSITION         YEAR    SALARY       BONUS      COMPENSATION     SAR(#)      COMPENSATION
             ---------------------------    ------ ----------  -----------  -------------  ------------  -------------
             Michael J. Donahue.........    1999   $ 240,000           --         --              --        $ 29,776(1)
               Chairman                     1998     240,000           --         --              --              --
                                            1997     240,000           --         --              --              --

             Alan J. Andreini(2)........    1999   $ 240,000           --         --              --              --
               Chief Executive Officer      1998     226,667           --         --              --              --
               & President                  1997     146,666           --         --         892,849          28,715(3)

             Daniel Turano(4)...........    1999   $ 150,000    $ 141,082         --          30,000              --
               Senior Vice President,       1998     150,000       63,723         --              --              --
               Worldwide Field Operations   1997      30,000      100,000         --         195,000              --

             Stephen Law(5).............    1999   $ 193,333    $  24,375         --          35,000              --
               Senior Vice President,       1998      98,542       38,819         --         175,000              --
               Engineering                  1997          --           --         --              --              --

             Amy Aguilar-Brown(6).......    1999   $ 150,000    $  15,000         --          47,500              --
               Vice President, Legal        1998     145,000       10,000         --          15,000              --
               Affairs and Corporate        1997      39,750        7,500         --          20,000              --
               Secretary

(1) Represents forgiveness of a portion of $89,327 of principal and interest on a loan made by us to Mr. Donahue. The remaining obligation is being forgiven in equal monthly installments through May 2001.

(2) Mr. Andreini joined InterWorld in April 1997. Effective January 5, 2000, Mr. Andreini was promoted to Vice Chairman. Mr. Jeremy Davis assumed the position of Chief Executive Officer and President effective January 5, 2000.

(3)      Represents relocation expense reimbursement.

(4)      Mr. Turano worked at InterWorld from October 1997 through March 2000.

(5)      Mr. Law joined InterWorld in May 1998.

(6)      Ms. Aguilar-Brown joined InterWorld in September 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth all individual grants of stock options during the year ended December 31, 1999 to each of the Named Executive Officers:

                                                                    INDIVIDUAL GRANTS
                                             -------------------------------------------------------------
                                                           PERCENT OF
                                              NUMBER OF       TOTAL
                                             SECURITIES      OPTIONS      EXERCISE
                                             UNDERLYING    GRANTED TO        OR
                                               OPTIONS    EMPLOYEES IN      BASE                    GRANT
                                               GRANTED       FISCAL         PRICE    EXPIRATION     DATE
                               NAME            (#)(1)         YEAR         ($/SH)       DATE        VALUE
                       -------------------   ----------   ------------  ----------- ----------- ---------
                       Michael J. Donahue.        --            --             --           --         --
                       Alan J. Andreini...        --            --             --           --         --
                       Daniel Turano......    20,000(2)        0.48%      $ 15.000      6/1/06  $ 243,464(3)
                                              10,000(2)        0.24%      $ 51.125      1/1/07    415,893(4)
                       Stephen Law........    30,000(5)        0.72%      $ 15.000      1/1/06    365,196(3)
                                               5,000(6)        0.12%      $ 51.125      1/1/07    207,947(4)
                       Amy Aguilar-Brown..    15,000(7)        0.36%      $ 10.000      7/1/05    190,174(8)
                                               7,500(9)        0.18%      $ 10.000      1/1/06     95,087(8)
                                              15,000(10)       0.36%      $ 15.000      6/1/06    182,598(3)
                                              10,000(11)       0.24%      $ 51.125      1/1/07    415,893(4)

----------

(1)      All options were granted pursuant to our stock option plans.

(2) Pursuant to a letter agreement, 10% of the options granted to Mr. Turano that had not vested as of March 31, 2000 will vest on June 30, 2000 upon the fulfillment of specific performance objectives.

(3) Grant date value was determined on the date of grant using the Black Scholes Option-Pricing model based on the following assumptions: volatility -- 110%; expected life -- 5 years; risk-free interest rate -- 5.8%; and no dividend yield.

(4) Grant date value was determined on the date of grant using the Black Scholes Option-Pricing model based on the following assumptions: volatility -- 110%; expected life -- 5 years; risk-free interest rate -- 6.19%; and no dividend yield.

(5) The option granted to Mr. Law vests 20% on January 1, 2000 and 5% on the first day following each completed quarter thereafter.

(6) The option granted to Mr. Law vests 8.33% on April 1, 2000 and 8.33% on the first day following each completed calendar quarter thereafter.

(7) The option granted to Ms. Aguilar-Brown vests (a) 5,000 shares on July 1, 1998 and (b) as to the remaining 10,000 shares, 20% on July 1, 1999 and 5% on the first day following each completed quarter thereafter.

(8) Grant date value was determined on the date of grant using the Black Scholes Option-Pricing model based on the following assumptions: volatility -- 110%; expected life -- 5 years; risk-free interest rate -- 4.9%; and no dividend yield.

(9) The option granted to Ms. Aguilar-Brown vests 20% on January 1, 2000 and 5% on the first day following each completed quarter thereafter.

(10) The option granted to Ms. Aguilar-Brown vests 20% on June 1, 2000 and 5% on the first day following each completed quarter thereafter.

(11) The option granted to Ms. Aguilar-Brown vests 8.33% on April 1, 2000 and 8.33% on the first day following each completed quarter thereafter.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to the number and value of options exercised during 1999 and of the number and value of outstanding options held by the Named Executive Officers at December 31, 1999:

                                                                      NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                              SHARES ACQUIRED ON                     UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                   EXERCISE       VALUE REALIZED  OPTIONS AT FISCAL YEAR-END(#):      OPTIONS AT FISCAL YEAR-END($):
                NAME                  (#)             ($)(1)        EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE(2)
        -------------------   ------------------  --------------  ----------------------------        ----------------------------
        Michael J. Donahue.                                                               0/0                                  0/0
        Alan J. Andreini...                                                         642,849/0                         53,597,535/0
        Daniel Turano......         90,000          1,170,000                  15,000/120,000                  1,250,625/9,253,750
        Stephen Law........         87,500          1,424,844                       0/122,500                          0/9,380,938
        Amy Aguilar-Brown..                                                     21,750/60,750                  1,741,594/4,236,844

----------

(1) Values are calculated by subtracting the exercise price from the fair market value of the common stock as of the exercise date.

(2) Based on the closing stock price on The Nasdaq National Market at December 31, 1999 of $85.375 per share.


                              DIRECTOR COMPENSATION

         Directors do not receive any cash remuneration for serving as directors. All directors are eligible to participate in our stock option plan. Each of Messrs. Langone, Sisteron, Slevin and West were granted an option to purchase 40,000 shares of common stock at an exercise price of $2.00 per share upon their appointment to the Board. These options vest 20% on the first anniversary of the date of grant and 5% on the first day following each completed quarter thereafter. In addition, on February 28, 2000, each of Messrs. Langone, Sisteron, Slevin, Robinson and West were granted an option to purchase 10,000 shares of common stock at an exercise price of $51.50 per share. All of these options vest 25% on the first anniversary of the date of grant and 6.25% on the first day following each completed quarter thereafter.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION
                            OF OFFICERS AND DIRECTORS

         Our certificate of incorporation and bylaws provide that the liability of our directors for monetary damages will be limited to the fullest extent permissible under Delaware law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

         Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require us to indemnify these persons against liabilities and expenses to which they may become subject by reason of their service as a director or officer to us or any of our affiliated enterprises. In addition, we have entered into indemnification agreements with each of our directors providing indemnification to the fullest extent permitted by applicable law and also setting forth procedures, including the advancement of expenses, that apply in the event of a claim for indemnification. We maintain directors' and officers' insurance for our directors and officers.

                              EMPLOYMENT AGREEMENTS

         We have an employment agreement with Jeremy Davis, our President and Chief Executive Officer, with an initial term of three years. This agreement establishes a base salary of $400,000, subject to increase by our Board. Mr. Davis is eligible for an annual bonus of up to 40% of his base salary based on performance. He may also receive incentive payments in excess of the bonus. We also have agreed to loan $750,000 to Mr. Davis to assist in his relocation expenses. The loan will bear interest at the prime rate and is due to be repaid upon the sale of his former principal residence. We granted Mr. Davis a non-qualified stock option to purchase 500,000 shares of common stock at an exercise price equal to $51.125. This stock option vests 20% on November 19, 2000 and 5% on the last day of each calendar quarter thereafter. In addition, we have agreed to issue an aggregate of 50,000 shares of common stock to Mr. Davis of which 16,667 shares were to be issued on February 11, 2000; 16,667 shares will be issued on January 5, 2001; and 16,666 shares will be issued on January 5, 2002. Mr. Davis may elect to have us reduce the number of shares issued to him for payment of applicable federal, state and local taxes, which he did for his initial issuance of 16,667 shares. As a result, 8,800 shares were issued to Mr. Davis, net of his tax obligations. The vesting of the stock option and the issuance of the shares of common stock will accelerate in full in the event of a change of control of InterWorld. Mr. Davis has agreed not to compete with us during the term of the agreement and for a period of one year following the termination of employment. Unless Mr. Davis is terminated for cause or he voluntarily terminates his employment, we will pay his base salary and benefits during the one-year non-competition period.

         We also have an employment agreement with Russell Fleischer, our Senior Vice President, Finance, with an initial term of three years. This agreement establishes a base salary of $250,000, subject to increase by our Board. Mr. Fleischer is eligible for an annual bonus of up to 40% of his base salary based on performance. He may also receive incentive payments in excess of the bonus. We granted Mr. Fleischer a non-qualified stock option to purchase 250,000 shares of common stock at an exercise price per share equal to the lowest closing price for the common stock during the period from February 18, 2000 through March 1, 2000. This stock option vests as to 20% on the first anniversary of the date of the grant and 5% on the last day of each calendar quarter thereafter. In addition, we have agreed to issue an aggregate of 25,000 shares of common stock to Mr. Fleischer, of which 8,334 shares were to be issued on February 18, 2000; 8,333 shares will be issued on February 18, 2001; and 8,333 shares will be issued on February 18, 2002. Mr. Fleischer may elect to have us reduce the number of shares issued to him for payment of applicable federal, state and local taxes, which he did for his initial issuance of 8,334 Shares. As a result, 4,500 shares were issued to Mr. Fleischer, net of his tax obligations. The vesting of the stock option and the issuance of the common stock will accelerate in full in the event of a change of control of InterWorld. Mr. Fleischer has agreed not to compete with us during the term of the agreement and for a period of one year following the termination of his employment. Unless Mr. Fleischer is terminated for cause or he voluntarily terminates his employment, we will pay his base salary and benefits during the one-year non-competition period.

         We have entered into a separation agreement with Daniel A. Turano, our former Senior Vice President, Worldwide Sales pursuant to which Mr. Turano terminated his employment with the Company as of March 31, 2000. Mr. Turano received his regular base pay and health benefits through such date together with a .33% commission rate on revenue recognized on commissionable Company product licenses and first year maintenance earned through such date. Under the terms of the agreement, Mr. Turano may provide consulting services to the Company until June 30, 2000. If such consulting services are at a level satisfactory to the President and CEO of the Company, 10% of Mr. Turano's unvested options, representing the right to purchase 5,625 shares of the Company's common stock, will be eligible for accelerated vesting on June 30, 2000. In the event of such vesting, Mr. Turano will have until September 30, 2000 to exercise such options. Mr. Turano's agreement contains other customary terms regarding non disclosure of confidential information and the nature of any future public statements and the Company has agreed that Mr. Turano may retain his laptop computer.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Our compensation committee is comprised of Messers. Sisteron and Slevin. Mr. Slevin, a member of the compensation committee, was Chairman and Chief Executive Officer of Comdisco until his retirement in January 1999. Comdisco has in the past provided equity and debt financing to InterWorld. See the section of this Proxy Statement under the caption "Agreements with Comdisco and UGO Networks."


                   THE REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed solely of non-employee independent directors. None of these non-employee directors has any economic relationship with the Company or any other entity that would call into question his independence as a committee member. The Committee is responsible for setting and administering the policies, which determine the compensation of the Chief Executive Officer ("CEO") and other executive officers of the Company.


         COMPENSATION PHILOSOPHY

         The Company's executive compensation policies seek to attract, retain, motivate and reward executive officers who contribute to the Company's success. By aligning the financial interests of its executive officers with the performance of the Company, the executive compensation policies ensure a direct relationship between executive pay and stockholder value, as well as motivating executive officers to achieve the Company's business objectives and rewarding individual performance. During 1999, the Company used base salary, annual incentives and long-term incentives under the 1996 Amended and Restated Stock Option Plan (the "Incentive Plan") to achieve these objectives.

         The Committee considers the following factors in setting compensation level and individual objectives:

         - The level of compensation paid to executive officers in similar positions in companies of similar maturity, size and product offerings - To ensure that pay is competitive, the Committee, from time to time, compares the Company's executive compensation packages with those offered by other companies in the same or similar industries or with other similar attributes. Compensation surveys used by the Company typically include public and private companies comparable in size, products or industry to the Company.

         - Corporate performance - Corporate performance is evaluated by factors such as performance relative to competitors, performance relative to business conditions and progress in meeting the Company's objectives and goals as typically reflected in the annual operating plan.

         - The individual performance of each executive officer - Individual performance includes meeting individual performance objectives, demonstration of job knowledge, skills and teamwork.

         - The responsibility and authority of each position relative to other positions.

         The Committee considers these factors as a whole in establishing executive compensation. Specifically, these components are established as follows:

BASE SALARY

         Base salaries are established for each executive officer at levels that are intended to be competitive with salaries for comparable positions at other software and computer industry companies of similar size and products. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In conducting periodic compensation reviews, the Committee considers each individual executive officer's achievements in meeting Company financial and business objectives during the prior fiscal year, the executive officer's performance of individual responsibilities and the Company's financial position and overall performance. The Committee periodically considers the low, midpoint and upper ranges of base salaries published by compensation surveys in establishing base salaries for each executive officer.

ANNUAL INCENTIVE

         Annual incentives for executives reflect the Company's belief that management's contribution to stockholder returns comes from achieving operating results that maximize the Company's revenue growth, earnings and cash flow over a multi-year time horizon. The Company believes that the achievement of its performance objectives depends on: (i) delivering outstanding products and services to its clients; (ii) establishing and maintaining a position of strength in its chosen markets; (iii) effective generation and use of cash; and
(iv) movement toward profitability. For purposes of annual incentive compensation, progress toward these performance objectives is measured against the results established in the Company's annual operating plan, which is approved by the Board of Directors.

         The 1999 incentive compensation for executive officers other than the Chief Executive Officer was based in part on the achievement of total Company results consistent with the Company's 1999 operating plan, as well as achievement of other objectives specific to such officers' individual areas of management responsibility.

         The Company believes that this incentive compensation structure closely links the incentives paid to its executives with the results necessary to create long-term value for stockholders.

LONG-TERM INCENTIVE

         The Committee also endorses the position that stock ownership by management is beneficial in aligning management and stockholder interests in enhancing stockholder value. In that regard, stock options also are used to retain executives and motivate them to improve long-term stock market performance. Stock options will have value only if the Company's stock price increases. As part of its periodic review of compensation, the Compensation Committee reviews the stock option holdings of the Company's officers and senior executives, and recommends additional stock option grants as appropriate.

         The Committee determines the number of options to be granted to executive management based on: (i) competitive practice within the peer group used in determining base salary; (ii) historical performance of the executive; and (iii) the amount of prior grants held by the executives, including the number of vested and unvested options. When using comparative data, the Company targets its option grants in the mid to high range of comparable companies.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code generally limits the Company's ability to deduct for federal income tax purposes in excess of $1.0 million of compensation paid to certain Named Executive Officers in any taxable year. Compensation above $1.0 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Stock options granted under the Incentive Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant are considered to be "performance-based compensation."

CEO COMPENSATION

         For the fiscal year ended December 31, 1999, Alan J. Andreini served as President and Chief Executive Officer. Effective January 5, 2000, he was promoted to the position of Vice Chairman, which he continues to hold.

         Mr. Andeini's base salary, annual incentives and long-term incentives were determined in accordance with the criteria described in the "Base Salary," "Annual Incentive" and "Long-Term Incentive" sections of this report. His 1999 base salary was $240,000, an increase of $13,334 from 1998. See "Summary Compensation Table." This amount, together with his potential annual incentive tied to the achievement of 1999 license and services revenue targets, was estimated to provide an annual cash compensation level which would be competitive with the mid to high range of compensation paid by comparable software companies. Based on the Company's operating performance in 1999, he did not earn an incentive bonus, nor was he awarded any stock options. On August 11, 1999, the Committee agreed to vest previously unvested options to purchase an aggregate of 334,818 share of common stock in recognition of Mr. Andreini's personal contribution to the Company's performance.

CONCLUSION

         A significant portion of the Company's executive officers' compensation and Mr. Andreini's compensation is contingent on Company performance and realization of benefits closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in significant incentive and long-term variable compensation in specific periods.

                             COMPENSATION COMMITTEE

                                                                Yves Sisteron
                                                                Jack Slevin

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total return to shareholders for InterWorld, the NASDAQ Composite Index and the H&Q Internet Index. The graph assumes that $100 was invested in our common stock and in each index on August 11, 1999, the date of our initial public offering, and assumes reinvestment of dividends. No dividends have been declared or paid on our common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.


                                  [LINE GRAPH]


--------------------------------------------------------------------------------------------------------------------
TOTAL RETURN ANALYSIS
                                                    08/11/1999                         12/31/1999
--------------------------------------------------------------------------------------------------------------------
INTERWORLD CORPORATION                               $100.00                            $480.99
--------------------------------------------------------------------------------------------------------------------
H&Q INTERNET INDEX                                   $100.00                            $249.16
--------------------------------------------------------------------------------------------------------------------
NASDAQ COMPOSITE                                     $100.00                            $158.80
--------------------------------------------------------------------------------------------------------------------

Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from Bloomberg Financial Markets.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(ITEM 2 ON PROXY CARD)

         Subject to shareholder ratification, the Board has appointed PricewaterhouseCoopers, LLP as independent auditors for the fiscal year ending December 31, 2000 and until their successors are elected. The Appointment was made upon recommendation of the audit committee, which is comprised of directors who are not employees of the Company.

         A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

         VOTE REQUIRED. Approval of the ratification of auditors requires the affirmative vote of a majority of the total number of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon, assuming that a quorum is achieved.

         The Board considers PricewaterhouseCoopers to be well qualified and recommends that the Shareholders vote for ratification of their appointment as independent auditors of the company for fiscal year 2000.

                                  ANNUAL REPORT

         The Company's 1999 Annual Report, including financial statements for the year ended December 31, 1999, is being distributed to all shareholders of the company together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of the report, except for exhibits, are available at no charge upon request. To obtain additional copies of the Annual Report, please contact our investor relations department at (212) 301-8747.


                   SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE
                       2001 ANNUAL MEETING OF SHAREHOLDERS

         Shareholder proposals received for inclusion in our proxy statement for the 2001 annual meeting must be submitted, in accordance with Rule 14a-8 under the Exchange Act on or before December 26, 2000. Shareholder proposals submitted outside the processes of Rule 14a-8 must be received on or before March 12, 2001 for the purposes of Rule 14a-4 under the Exchange Act.

                                         By Order of the Board of Directors,

                                         Amy Aguilar-Brown
                                         Vice President, Legal Affairs
                                         and Secretary
New York, New York
April 27, 2000

[FRONT SIDE OF PROXY CARD]




                             INTERWORLD CORPORATION

                          PROXY/VOTING INSTRUCTION CARD

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
   DIRECTORS OF INTERWORLD CORPORATION FOR THE ANNUAL MEETING ON MAY 22, 2000


         The undersigned appoints Michael Donahue, Peter Schwartz and Amy Aguilar-Brown, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of InterWorld Corporation. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 22, 2000, and at any adjournment or postponement thereof, as indicated on the reverse side.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

                    (Continued, and to be signed and dated on the reverse side.)

                                                          InterWorld Corporation
                                                               395 Hudson Street
                                                                       6th Floor
                                                       New York, New York  10014

                          [REVERSE SIDE OF PROXY CARD]


THE INTERWORLD BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS. |_| FOR all nominees listed below |_| WITHHOLD AUTHORITY to vote for all the nominees listed below


Nominees:

Michael J. Donahue, Alan J. Andreini, Jeremy M. Davis, Kenneth G. Langone, Joseph C. Robinson, Yves Sisteron, Jack Slevin, and Russell West

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the box "Withhold Authority" and strike a line through that nominee's name.) All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.

2. THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP TO SERVE AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.

     |_|  FOR                   |_|  AGAINST                   |_|  ABSTAIN

                                   Change of Address |_|
                                   Mark here

If you plan to attend the Annual Meeting Mark Here |_|

                  Please sign exactly as name appears on Proxy.

         When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or officer or partner, please give title as such. If a corporation, please in corporate name by President or other officer. If a partnership, please in partnership name by authorized.

                                   Dated:
                                         ---------------------------------------

                                   ---------------------------------------------
                                                      Signature

                                   ---------------------------------------------
                                               (Signature, if held jointly)

                                   ---------------------------------------------
                                                       (Title)

Please sign, date and return this proxy in black or blue ink the enclosed postage prepaid envelope.

Votes must be indicated in blue or black ink.